Exhibit 21

Subsidiaries of Registrant	Jurisdiction of Incorporation or Organization
SAIC International Holdings, Inc.	Delaware
SAIC Gemini Huntsville, LLC	Delaware
Odyssey Drive I, Ltd.	California